UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)

                                  July 17, 2002


                        MICROCHIP TECHNOLOGY INCORPORATED
             (Exact name of Registrant as specified in its charter)


           Delaware                      0-21184                86-062904
(State or other jurisdiction of   (Commission File No.)       (IRS Employer
        incorporation)                                    Identification Number)


           2355 West Chandler Boulevard, Chandler, Arizona 85224-6199
                    (Address of principal executive offices)


                                 (480) 792-7200
              (Registrant's telephone number, including area code)

     ITEM 5. OTHER EVENTS.

     On July 17, 2002, we signed an agreement to acquire a semiconductor manufacturing facility in Gresham, Oregon from Fujitsu Microelectronics, Inc., referred to as FMI, for $183.5 million in cash. The assets we would acquire upon closing include a 196-acre campus, buildings totaling approximately 826,500 square feet (including approximately 200,000 square feet of clean room space) and manufacturing equipment. We intend to use the facility to manufacture semiconductors. FMI manufactured semiconductors at the facility. We negotiated the purchase price at arm's length and there is no material relationship between FMI and us or any of our affiliates, or our officers or directors or the associates of any such officer or director. We will pay the purchase price from our existing cash and cash equivalent balances.

     Closing of the transaction is subject to several closing conditions, including the qualification of the facility under the state of Oregon's Strategic Investment Program, a program that would provide a partial tax exemption for the facility for a limited period of time. Closing of the transaction is scheduled to occur on October 31, 2002, however, FMI has the option to accelerate closing to the end of August 2002, upon completion of all closing conditions.

     A copy of the Purchase and Sale Agreement is filed as Exhibit 2.1 to this report on Form 8-K

     ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

          (c)  EXHIBITS.

               2.1 Purchase and Sale Agreement, dated as of July 17, 2002 between Microchip Technology Incorporated and Fujitsu Microelectronics, Inc.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: July 18, 2002                    Microchip Technology Incorporated


                                        By: /s/ Gordon W. Parnell
                                            ------------------------------------
                                            Gordon W. Parnell
                                            Vice President, Chief Financial
                                            Officer (Principal Accounting and
                                            Financial Officer)

                          INDEX TO EXHIBITS FILED WITH

               THE CURRENT REPORT ON FORM 8-K DATED JULY 17, 2002


Exhibit 2.1 Purchase and Sale Agreement, dated as of July 17, 2002 between Microchip Technology Incorporated and Fujitsu Microelectronics, Inc.